EXHIBIT 3.1

ARTICLES OF DOMESTICATION
OF
ALUMIFUEL POWER CORPORATION

Pursuant to W.S. 17-16-1801 of the Wyoming Business Corporation Act, the undersigned hereby applies for a Certificate of Domestication and for that purpose hereby submits Articles of Domestication.

ARTICLE I – NAME. The name of the Corporation is Alumifuel Power Corporation, a Nevada corporation (the “Company”).

ARTICLE II – STATE OF INCORPORATION. The Company was incorporated under the laws of the state of Nevada.

ARTICLE III – DATE OF INCORPORATION. The Company was incorporated on January 19, 2000.

ARTICLE IV – PERIOD OF DURATION. The period of the Company's duration is perpetual.

ARTICLE V  - MAILING ADDRESS. The mailing address of the Company is 7315 East Peakview Avenue, Englewood, Colorado 8011.

ARTICLE VI – PRINCIPAL OFFICE. The address of the Company’s principal office is 7315 East Peakview Avenue, Englewood, Colorado 8011.

ARTICLE VII - NAME AND PHYSICAL ADDRESS OF COMPANY’S WYOMING REGISTERED AGENT. The physical address of the Company's proposed registered office in Wyoming and the name of its registered agent at that WyomingRegisteredAgent.com, Inc., 1621 Central Avenue, Cheyenne, Wyoming 82001.

ARTICLE VIII - PURPOSE OR PURPOSES OF THE COMPANY WHICH IT PROPOSES TO PURSUE IN THE TRANSACTION OF BUSINESS IN WYOMING. The purpose which the Company proposes to pursue is to engage in any lawful business permitted under the laws of the State of Wyoming.

ARTICLE IX – DIRECTORS AND OFFICERS. Names and usual business addresses of its current officers and directors:

Office	Name	Address
President, Director	Henry Fong	7315 East Peakview Avenue Englewood, Colorado 80111
Secretary	Thomas B. Olson	7315 East Peakview Avenue Englewood, Colorado 80111

ARTICLE X – AUTHORIZED SHARES. The aggregate number of shares or other ownership units which it has the authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class:

Section 1. The total number of shares of all classes of capital stock which the Company shall have authority to issue is 3,510,000,000 shares. Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose. The classes and the aggregate number of shares of stock of each class which the corporation shall have authority to issue are as follows:

(a) 3,500,000,000 shares of common stock, $0.001 par value (“Common Stock”);

(b) 10,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”).

ARTICLE XI – ISSUED SHARES. The aggregate number of issued shares or other ownership units itemized by classes, par value of shares, shares without par value and series, if any, within a class: As of July 31, 2014, the Company has issued and outstanding 2,531,611,417 shares of common stock and 404,055 shares of preferred stock.

ARTICLE XII – CONSTITUTION. The Company accepts the constitution of the state of Wyoming in compliance with the requirement of Article 10, Section 5 of the Wyoming Constitution.

IN WITNESS THEREOF, the Company has caused these Articles of Domestication to be executed on its behalf by its authorized officer on the 15 day of July, 2014.

Alumifuel Power Corporation:

Date: July 15, 2014	By:	/s/ Henry Fong
	Name:	Henry Fong
	Title	Director and Chief Executive Officer